Exhibit 32

SECTION 906 CERTIFICATION

The following statement is provided by the undersigned to accompany the foregoing Report on Form 10-Q pursuant to Title 18, Chapter 63, Section 1350 of the United States Code, as amended by Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed filed pursuant to any provision of the Securities Exchange Act of 1934 or any other securities law.

Each of the undersigned certifies that the foregoing Report on Form 10-Q fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Broadway Financial Corporation at the dates and for the periods indicated.

Date: August 16, 2010	By:	/s/ Paul C. Hudson
Paul C. Hudson
Chief Executive Officer

Date: August 16, 2010	By:	/s/ Samuel Sarpong
Samuel Sarpong
Chief Financial Officer